Exhibit 10.29

CHANGE-IN-CONTROL SEVERANCE AGREEMENT
This Change-In-Control Severance Agreement (this “Agreement”), dated December 9, 2019, is made by and between Veoneer Inc., a Delaware corporation (the “Company”), and Nishant Batra, born November 13, 1978, (the “Executive”).
BACKGROUND
The Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below). The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage the Executive’s full attention and dedication to the Company in the event of any threatened or pending Change in Control.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. The definitions of capitalized terms used in this Agreement are provided in Section 13 hereof.

2. Effective Date; Term of Agreement.

2.1 The “Effective Date” shall mean the date of signing this Agreement. The “Term” of this Agreement shall commence on the Effective Date and shall continue in effect through December 31, 2019; provided, however, that commencing on January 1, 2020 and each January 1 thereafter, the Term shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Company or the Executive shall have given notice not to extend the Term; and further provided, however, that if a Change in Control shall have occurred during the Term, the Term shall expire no earlier than twenty-four (24) months beyond the month in which such Change in Control occurred.

3. Company’s Covenants Summarized.
In order to induce the Executive to remain the employ of the Company and in consideration of the Executive’s covenants set forth in Section 4 hereof, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payments. Except as provided in Section 9.1 hereof, no Severance Payments shall be payable under this Agreement unless there shall have been (or, under the terms of the second sentence of Section 6.1 hereof, there shall be deemed to have been) a termination of the Executive’s employment with the Company following a Change in Control during the Term. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

4.  The Executive’s Covenants.

a.The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control during the Term, the Executive will remain in the employ of the Company until the earliest of (i) a date which is six (6) months from the date of such Potential Change in Control, (ii) the date of a Change in Control, (iii) the date of termination by the Executive of the Executive’s employment for Good Reason or by reason of death or Retirement, or (iv) the termination by the Company of the Executive’s employment for any reason.

b.The Executive agrees that for a period of twelve (12) months after the termination of his employment with the Company following a Change in Control and during the Term, he will not (i) work for a competitor of the Company where any Proprietary Information in the Executive’s possession could be used or (ii) acquire any ownership interest whatsoever in any competitor of the Company except for ownership interests of less than 5% of the outstanding shares of any publicly traded company.

5. Compensation Other than Severance Payments.

5.1 If the Executive’s employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay the Executive’s full salary to the Executive through the Date of Termination at the rate in effect immediately prior to the Date of Termination or, if higher, the rate in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

5.2 If the Executive’s employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall continue to pay in accordance with relevant US and Swedish law, rules and regulations all applicable employer social costs on behalf of the Executive as such payments become due.

6. Severance Payments.

6.1 If the Executive’s employment is terminated following a Change in Control and during the Term, other than (A) by the Company for Cause, (B) by reason of death, or (C) by the Executive without Good Reason, then, and only if within forty-five (45) days after the Date of Termination the Executive shall have executed a separation agreement containing a full general release of claims and covenant not to sue, in the form provided by the Company, and such separation agreement shall not have been revoked within such time period, within sixty (60) days after the Date of Termination (or such later date as may be required pursuant to Section 12(c) herein), the Company shall pay the Executive the amounts, and provide the Executive the benefits, described in this Section 6.1 and Section 6.2, (“Severance Payments”) in addition to any payments and benefits to which the Executive is entitled under Section 5 hereof. For purposes of this Agreement, the Executive’s employment shall be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive with Good Reason, if (i) the Executive’s employment is terminated by the Company without Cause prior to a Change in Control (whether or not a Change in Control ever occurs) and such termination was at the request of direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control, (ii) the Executive terminates his employment for Good Reason prior to a Change in Control (whether or not a Change in Control ever occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of such Person, or (iii) the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason and such termination or the circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a Change in Control (whether or not a Change in Control ever occurs). For purposes of any determination regarding the applicability of the immediately preceding sentence, any position taken by the Executive shall be presumed to be correct unless the Company establishes to the Committee by clear and convincing evidence that such position is not correct.

6.2 In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to two (2) times the sum of (i) the Executive’s annual base salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, (ii) the average of the annual bonuses earned by the Executive pursuant to any annual bonus or incentive plan, other than the Long Term Incentive Plan, maintained by the Company in respect of the two fiscal years ending immediately prior to the fiscal year in which the Date of Termination occurs or, if higher, immediately prior to the fiscal year in which occurs the first event or circumstance constituting Good Reason and (iii) the taxable value of the benefit of a company car and (iv) the value of any pension benefits that the Executive would have been entitled to should the executive have remained in service for 1 year following the Date of Termination. In addition, the Company shall pay in accordance with relevant Swedish and US law all relevant employer social costs attributable to the lump sum severance payment described above.

6.3 The payments provided in Section 6.2 hereof shall be made not later than the fifth day following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest on the unpaid remainder (on all such payments to the extent the Company fails to make such payments when due) at 120% of the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) business day after demand by the Company (together with interest at 120% of the rate provided in section 1274(b)(2)(B) of the Code).

6.4  The Company also shall pay to the Executive all legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding attributable to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of the Executive’s written request for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

7. Termination Procedures and Compensation During Dispute.

7.1  Notice of Termination. After a Change in Control and during the Term, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

7.2  Date of Termination. “Date of Termination” with respect to any purported termination of the Executive’s employment after a Change in Control and during the Term, shall mean the date specified in the Notice of Termination (which, in the case of termination by the Company (except in the case of a termination for Cause) and by the Executive, shall not be less than six (6) months form the date such Notice of Termination is given).

7.3  Dispute Concerning Termination. If within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this Section 7.3), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be extended until the earlier of (i) the date on which the Term ends or (ii) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgement, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.

7.4  Compensation During Dispute. If a purported termination occurs following a Change in Control and during the Term and the Date of Termination is extended in accordance with Section 7.3 hereof, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue the Executive as a participant in all compensation and benefit plans in which the Executive was participating when the notice giving rise to the dispute was given, until the Date of Termination, as determined in accordance with Section 7.3 hereof. Amounts paid under this Section 7.4 are in addition to all other amounts due under this Agreement (other than those due under Section 5.2 hereof) and shall not be offset against or reduce any other amounts due under this Agreement.

8.  No Mitigation. The Company agrees that, if the Executive’s employment with the Company terminates during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 6 hereof or Section 7.4 hereof. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment of another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

9.  Successors: Binding Agreement.

9.1  In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive’s employment for Good Reason after a Change in Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

9.2  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

10.  Notices. For the purpose of the Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the address set forth below and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:
Veoneer, Inc.
WTC, Klarabergsviadukten 70
111 64 Stockholm, Sweden
Attention: Executive Vice President, Human Resources

To the Executive:
Nishant Batra

11.  Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board.

No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party; provided, however, that this Agreement shall supersede any agreement setting forth the terms and conditions of the Executive’s Employment with the Company only in the event that the Executive’s employment with the Company is terminated on or following a Change in Control, by the Company other than for Cause or by the Executive other than for Good Reason. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of Sweden. All references to sections of the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under applicable law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 6 and 7 hereof) shall survive such expiration.

12.  U.S. Tax Code Section 409A.This section shall apply only in the event that the Appointee is or becomes a taxpayer under the laws of the United States at any time during his employment with the Company.
(a)General. This Agreement shall be interpreted and administrated in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Appointee as a result of the application of Section 409A of the Code.
(b)Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder, or a different form of payment of such Non-Exempt Deferred Compensation would be effected, by reason of the Appointee’s termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to the Appointee, and/or such different for of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such termination of the employment meet any description or definition of the “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Non-Exempt Deferred Compensation upon a termination of employment, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service” or such later date as may be required by subsection (d) below. If this provision prevents the application of a different form of payment of any amount or benefit, such payment shall be made in the same form as would have applied absent such designated event or circumstance.
(c)Six-Month Delay in Certain Circumstances. Notwithstanding anything this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of the Appointee’s separation from service during a period in which he is a “specified employee” (as defined in Code Section 409A and the final regulations there under), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes), (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Appointee’s separation from service will be accumulated through and paid of provided on the first day of the seventh month following the Appointee’s separation from service (or, if the Appointee dies during such period, within thirty (30) days after the Appointee’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.
(d)Treatment of Installment Payments: Each payment of termination benefits under this Agreement shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.
(e)Timing of Release of Claims. Whenever in this Agreement a payment or a benefit is conditioned on the Appointee’s execution and non-revocation of a release of claims, such as the separation agreement referenced in Section 6.1 hereof, such release must be executed and all revocation periods shall have expired within 60 days after the Date of Termination; failing which such payments or benefits shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to subsection (c) above, such payment or benefit (including any installment payments) that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the Date of Termination provided such release shall have been executed and such revocation periods shall have expired. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such 60-day period.
(f)Timing of Reimbursements and In-Kind Benefits. If the Appointee is entitled to be paid or reimbursed for any taxable expenses under this Agreement and if such payments or reimbursements are includible in the Appointee’s federal gross taxable income, the amount of such expenses payable or reimbursable in any on calendar year shall not affect the amount payable or reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. The right to any reimbursement for expenses incurred or provision of in-kind benefits is limited to the lifetime of the Appointee, or such shorter period of time as is provided with respect to each particular right to reimbursement in-kind benefits pursuant to the preceding provisions of this Agreement. No right of the Appointee to reimburse of expenses under this Agreement shall be subject to liquidation or exchange for another benefit.

13.  Definitions. For the purpose of this Agreement, the following terms shall have the meanings indicated below:

(A)“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.
(B)“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.
(C)“Board” shall mean the Board of Directors of the Company.
(D)“Cause” for termination by the Company of the Executive’s employment shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 7.1 hereof) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, (x) no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company and (y) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Committee by clear and convincing evidence that Cause exists.
(E)A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(I)any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 20% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (III) below; or

(II)the following individuals cease for any reason to constitute the majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or
(III)there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities; or
(IV)the stockholders of the Company approve plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale of disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(F)“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
(G)“Committee” shall mean (i) the individuals (not fewer than three in number) who, on the date six months before a Change in Control, constitute the Compensation Committee of the Board, plus (ii) in the event that fewer than three individuals are available from the group specified in clause (i) above for any such reason, such individuals as may be appointed by the individual or individuals so available (including for this purpose any individual or individuals previously appointed under this clause (ii)).

(H)“Company” shall mean Veoneer, Inc. and, except in determining under Section 12(E) hereof whether or not any Change in Control of the Company has occurred, shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.
(I)“Date of Termination” shall have the meaning set forth in Section 7.2 hereof.
(J)“Exchange Act” Shall mean the Securities Exchange Act of 1934, as amended from time to time.
(K)“Executive” shall mean the individual named in the first paragraph of this Agreement.
(L)“Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence of (without the Executive’s written consent) after any Change in Control, or prior to a Change in Control under the circumstances described in clauses (ii) and (iii) of the second sentence of Section 6.1 hereof (treating all references in paragraphs (I) through (VII) below to a “Change in Control” as references to a “Potential Change in Control”), of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (I), (V), (VI) or (VII) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof;
(I)the assignment to the Executive of any duties inconsistent with the Executive’s status as an executive officer of the Company or a substantial adverse alteration in the nature or status of the Executive’s responsibilities from those in effect immediately prior to the Change in Control other than any such alteration primarily attributable to the fact that the Company may no longer be a public company,
(II)a reduction by the Company in the Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all executives of the Company and all executives of any Person in Control of the Company;
(III)the relocation of the Executive’s principal place of employment to a location more than 30 miles from the Executive’s principal place of employment immediately prior to the Change in Control or the Company’s requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Executive’s present business travel obligations;
(IV)the failure by the Company to pay the Executive any portion of the Executive’s current compensation except pursuant to an across-the-board compensation deferral similarly affecting all executives of the Company and all executives of any Person in control of the Company, or to pay the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;
(V)the failure by the Company to continue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive’s total compensation, including but not limited to the Bonus and Long Term Incentive Plan Bonus set forth as items 5(b) and 5(c) , respectively, in the Executive’s letter agreement with the Company dated October 23, 2018 or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms and of the amount or timing of payment of benefits provided and the level of the Executive’s participation relative to other participants, as existed immediately prior to the Change in Control;
(VI)the taking of any action by the Company which would directly or indirectly deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled to on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control; or
(VII)any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 7.1 hereof; for purposes of this Agreement, no such purported termination shall be effective.

The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver or rights with respect to, any act or failure to act constituting Good Reason hereunder.

For purposes of any determination regarding the existence of Good Reason, any claim by the Executive that Good Reason exists shall be presumed to be correct unless the Company establishes to the Committee by clear and convincing evidence that Good Reason does not exist.

(M)“Notice of Termination” shall have the meaning set forth in Section 7.1 hereof.
(N) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
(O)“Potential Change in Control” shall be deemed to have occurred if the event set forth in anyone of the following paragraphs shall have occurred:
(I)the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;
(II)the Company or any Person publicly announces that an intention to take or to consider to taking actions which, if consummated, would constitute a Change in Control;
(III)any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 15% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates); or
(IV)the Board adopts a resolution to the effect that, for purposes of the Agreement, a Potential Change in Control has occurred.
(P)“Proprietary Information” shall mean all data, reports, interpretations, forecasts and records containing or otherwise reflecting information concerning the Company, its affiliates and subsidiaries which is not available to the general public.
(Q)“Retirement” shall be deemed the reason for the termination by the Executive of the Executive’s employment if such employment is terminated in accordance with the Company’s retirement policy, including early retirement, generally applicable to its salaried employees.
(R)“Severance Payments” shall have the meaning set forth in Section 6.1, 6.2 hereof.
(S)“Term” shall mean the period described in Section 2 hereof (including any extension, continuation or termination described therein).

(signatures on the following page)

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf.

             /s/ Nishant Batra
             Nishant Batra

VEONEER, INC.

             /s/ Jan Carlson
             Jan Carlson
             Chairman and CEO Veoneer, Inc.

/s/ Mikko Taipale
Mikko Taipale
EVP Human Resources